Exhibit 99.1

Cardo Medical, Inc. Announces Closing of $6.2 Million Private Placement

Proceeds Will Fund Working Capital of the Company

LOS ANGELES, Nov. 16 /PRNewswire-FirstCall/ -- Cardo Medical, Inc. (OTC Bulletin Board: CDOM), an orthopedic medical device company based in Beverly Hills, California, announced today that it has completed the previously disclosed private placement transaction in which it successfully raised approximately $6.2 million in gross proceeds through the sale of common stock.

Cardo Medical, Inc. intends to use the proceeds for working capital, general corporate purposes and research and development, including the integration of its recent acquisitions and the release of its total knee system.

Andrew Brooks, M.D, Chairman and CEO of Cardo Medical stated, "We are pleased to have completed this placement, particularly with the strong quality of institutional investors who participated. We expect to achieve significant growth in 2010 powered by our recent acquisitions and the staged release of our Total Knee and Hip Systems over the coming quarters."

Phillip Frost, M.D., former Chairman and founder of IVAX pharmaceuticals stated, "I continue to be impressed by Cardo Medical's accomplishments during the last 12 months, and toward that end have increased my investment in the company through participation in this round to help accelerate the company's growth trajectory. I am excited to help build a world class orthopedic medical device company."

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as the exclusive placement agent for this transaction.

About Cardo Medical, Inc.

Cardo Medical (OTCBB:CDOM) develops reconstructive orthopedic and spinal surgery products through advanced engineering and focuses on product development, marketing and distribution within the US market. Cardo Medical's superior engineering talent closely collaborates with leading surgeons around the country to create products that reduce or eliminate joint pain and allow patients to achieve more active lives. The company's cutting edge products are specifically developed with patients, surgeons and OR staff in mind and are designed to reduce operative time, enhance surgical technique, shorten hospital stays, reduce recovery time and improve outcomes. Cardo Medical's product portfolio includes devices for knee, hip, spinal fusion and motion preservation arthroplasty and replacement, many of which have already received FDA clearance. Cardo Medical has a robust and innovative product pipeline pending both USPTO and FDA submission and clearance.

Cardo Medical works in small, focused development teams in concert with physicians to rapidly develop products from concept to launch. We are committed to exceeding the standards by which any device company is judged. Please visit our website at www.cardomedical.com for more information on our complete portfolio of Reconstructive and Spinal Implant systems.

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), regarding product development efforts and other non-historical facts about expectations, beliefs or intentions regarding the business, technologies and products, financial condition, strategies or prospects. Many factors could cause actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that any products under development may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the ailments being studied or for other ailments. In addition, forward-looking statements also may be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

CONTACT:	Cardo Medical, Inc. 973-777-8832 www.cardomedical.com